Exhibit 99.1

Guess?, Inc. and WHP Global Complete the Acquisition of rag & bone

Guess?, Inc. Announces $50 Million Expansion of its Existing Asset-Based Revolving Credit Facility

LOS ANGELES & NEW YORK —April 3, 2024— Guess?, Inc. (NYSE: GES) and global brand management firm WHP Global today announced that they have completed the previously announced acquisition of New York based fashion brand rag & bone.

Under the terms of the transaction, Guess? has contributed $57.1 million towards the purchase of rag & bone, in addition to contributions from WHP Global. As a result, Guess? now owns all of the rag & bone operating assets, and Guess? and WHP Global jointly own the rag & bone intellectual property.

In connection with the closing of the acquisition, Guess? has entered into an agreement with the lenders of its existing $150 million asset-based revolving credit facility to increase the borrowing capacity under the facility by $50 million to a total of $200 million.

For additional information on the acquisition of rag  & bone, please read the announcement press release here.

About GUESS?, Inc.

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, eyewear, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. As of February 3, 2024, the Company directly operated 1,002 retail stores in Europe, the Americas and Asia. The Company’s partners operated 551 additional retail stores worldwide. As of February 3, 2024, the Company and its partners and distributors operated in approximately 100 countries worldwide. For more information about the Company, please visit www.guess.com.

About WHP Global

WHP Global is a leading New York based firm that acquires global consumer brands and invests in high-growth distribution channels including digital commerce platforms and global expansion. WHP owns a portfolio of consumer brands that collectively generate over USD $7 billion in global retail sales. The company also owns WHP+, a turnkey direct to consumer digital e-commerce platform, and WHP SOLUTIONS, a sourcing agency based in Asia. For more information, please visit www.whp-global.com.

Contacts

Guess?, Inc.

Investor Relations
Fabrice Benarouche
Senior Vice President Finance, Investor Relations and Chief Accounting Officer
(213) 765-5578 ir@guess.com

WHP Global
Jaime Cassavechia jaime@ejmediagroup.com